EXHIBIT 99.2

[AGS Letterhead]

[Date]

Strictly confidential

AGS Retention Program

You have been chosen to participate in a retention program established by American Guidance Service, Inc. (“AGS”) in connection with a possible sale of AGS. The terms of the program are set forth below and in the attached Exhibits. Section IX below contains a set of defined terms for purposes of the program.

I.     STAY BONUSES

A.
Subject to the conditions set forth in this program, a stay bonus will be paid by the Company as described in the attached Exhibit A if the participant remains employed with the Company through the Applicable Payment Date.

B.
If the participant’s employment is terminated by reason of a Covered Termination, then, subject to the other conditions of this program, the participant shall, solely for purposes of this program, be deemed to have remained employed with the Company through the Applicable Payment Date and shall be entitled to be paid a stay bonus as described in the attached Exhibit A.

C.
No stay bonus will be paid if, prior to the Applicable Payment Date, the participant’s employment is terminated and such termination does not constitute a Covered Termination. For the avoidance of doubt: (1) no stay bonus will be paid if, prior to the Applicable Payment Date, the participant’s employment is terminated by the Company for Cause, by the participant voluntarily without Good Reason, or by reason of death or Disability; and (2) an involuntary termination of employment by the Company other than for Cause, or a voluntary termination of employment by the participant for Good Reason, shall not constitute a Covered Termination except during the time periods specifically provided for in the definition of Covered Termination.

D.
Notwithstanding anything to the contrary in this Section I, if a Closing occurs prior to January 1, 2006, no stay bonus will be paid to any participant who receives an offer of employment from an acquiring entity if such participant chooses not to accept such offer of employment, provided the terms of such offer of employment would not trigger any grounds for Good Reason following the Closing.

E.
Notwithstanding anything to the contrary in this Section I, the stay bonus will be paid by the Company only if the participant’s performance of duties prior to the Closing (or, if no Closing has occurred prior to January 1, 2006, the participant’s performance of duties prior to April 1, 2006) is satisfactory, as determined by the WRC CEO or his/her designated representative.

F.
Any stay bonus that becomes payable pursuant to this Section I will be paid by the Company (subject to the conditions of this program) in a lump-sum cash payment on the Applicable Payment Date (or, if such date is not a business day, the next business day). If a participant whose employment terminated prior to the Applicable Payment Date by reason of a Covered Termination dies prior to the receipt of such payment, such payment will be made (at the time such payment would otherwise have been made if such participant had not died) to the participant’s beneficiaries and/or estate, as applicable.

II.  ANNUAL INCENTIVE BONUSES

A.
With respect to bonuses for calendar years 2004 and 2005, annual incentive awards will be paid in accordance with the applicable bonus plan’s administration procedures in effect immediately prior to the Closing (or, with respect to any 2004 bonus that is paid prior to the Closing (or if no Closing occurs), as in effect immediately prior to the time of payment) as described in the approved bonus plan documents.

B.
In the event the participant’s employment is terminated by reason of a Covered Termination during calendar year 2005, EICP and MICP participant awards will be prorated (based on the target level of award and the deemed satisfaction of target objectives) for calendar year 2005 according to the participant’s termination date.

III.  WAIVER AND RELEASE/RESTRICTIVE COVENANTS

In consideration of the payments and benefits that may be provided under this program, the receipt of payments and benefits under Section I and Section II.B of this program is in all cases conditioned upon (A) the participant’s execution of the Confidentiality/Non-Solicitation Agreement attached as Exhibit B hereto, which shall be executed by the participant and delivered to the Company no later than ten business days following the date of this program notification (as set forth above) in accordance with the delivery instructions set forth in Exhibit B, and which shall be deemed to be incorporated into, and made a part of, this program as if its terms were fully set forth herein, (B) the participant’s continuing compliance with the provisions of the Confidentiality/Non-Solicitation Agreement and all other applicable non-competition, non-solicitation, non-disparagement and confidentiality restrictions and covenants in favor of the Company and/or WRC and their respective Affiliates, which shall, as applicable, in each case survive the participant’s termination of employment, and (C) the participant’s execution of a General Waiver and Release of Claims (the “Waiver and Release”) in the form set forth on Exhibit C hereto and dated as of the Applicable Payment Date, and no such payment or benefit under this program shall be made or provided until such Waiver and Release becomes effective and irrevocable.

IV.  TAX WITHHOLDING

Federal, state, local, foreign and other taxes may be deducted and withheld from any amounts payable under this program as required pursuant to any applicable law or regulation.

V.  AMENDMENT, TERMINATION, ASSUMPTION AND INTERPRETATION

AGS may amend (but may not terminate) this program in any manner and at any time prior to the occurrence of a Closing, provided that no such amendment shall adversely affect the rights of any participant without the participant’s consent. Upon and following the Closing, this program may not be terminated or amended in any manner.

On or before the occurrence of any Closing, the acquiring entity shall commit in writing that, on and following the Closing, (a) it shall cause the Company to honor the obligations under this program, (b) the acquiring entity and its Affiliates shall become guarantors of this program and (c) it shall make any and all decisions and determinations of a participant’s rights and obligations under this program in good faith.

The Company’s board of directors (or its designated representative) shall have the full power and authority to interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in this program and any individual participant notices relating to this program, in each case in the reasonable discretion of the Company’s board of directors (or its designated representative, as applicable).

VI.  NO GUARANTEE OF EMPLOYMENT

This program shall not be construed as creating any contract of employment between the Company and its Affiliates, on the one hand, and any participant or other person, on the other hand, nor shall this program be construed as restricting in any way the right of the Company and its Affiliates to terminate the employment of any employee at any time and for any reason, subject, however, to any rights the participant may have under any employment letter or agreement or individual contract and the rights of a participant under this program.

VII.  GOVERNING LAW

This program shall be governed by the laws of the State of New York, without regard to the conflicts of law principles of such State.

VIII.  ARBITRATION

Any controversy, dispute or claim arising out of, relating to, or in connection with, or in relation to this program (other than as provided under Section 4 of the Confidentiality/Non-Solicitation Agreement) shall be determined by arbitration conducted in New York City, before and in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association, and any judgment or award rendered by the arbitrator shall be final, binding and unappealable, and any judgment may be entered by any state or Federal court having jurisdiction thereof. The arbitrator may not modify or change the program in any way and shall apply New York law to the merits of any dispute or claims, without reference to any principles of conflicts of laws. Employee, the Company and WRC shall each bear its own costs and expenses of the arbitration, including attorney fees and expenses and expenses with respect to witnesses; provided, however, that the fees and expenses of the arbitrator shall be borne by the parties to the arbitration in inverse proportion as they may prevail on matters resolved by the arbitrator, which proportionate allocations shall also be determined by the arbitrator at the time the determination of the arbitrator is rendered on the merits of the matters submitted. Notwithstanding anything to contrary in this Section VIII, the Company and WRC shall not be precluded from enforcing their rights under Section 4 of the Confidentiality/Non-Solicitation Agreement, including applying to a proper court for injunctive relief, by reason of the presence of this Section VIII or the prior or subsequent commencement of an arbitration proceeding as herein provided.

Employee has read and understands this Section VIII, which discusses arbitration, and understands that Employee’s agreeing to the arbitration provisions of this Section VIII constitutes a waiver of Employee’s right to a jury trial. Except as otherwise provided in this Section VIII or Section 4 of the Confidentiality/Non-Solicitation Agreement, this arbitration agreement applies to all matters relating to the program, including disputes about the validity, interpretation or effect of the program or alleged violations of it, and any payments due to Employee under the program.

IX.  DEFINITIONS

For purposes of this program, the following terms shall have the meanings set forth below:

A.	“2004 Commissions” shall mean sales commissions earned with respect to AGS sales year 2004.

B.	“Affiliate” of any entity shall mean any other entity that, directly or indirectly, is controlled by, controls or is under common control with, such first entity.

C.	“Applicable Payment Date” shall mean the date set forth next to such term on Exhibit A hereto.

D.
“Base Salary” shall mean the participant’s base salary (on an annualized basis) as of immediately prior to the Applicable Payment Date or, if higher, the base salary (on an annualized basis) as of the Closing (if any).

E.
“Cause” shall mean the participant’s (1) conviction of, or plea of guilty or nolo contendere to, (a) a felony or (b) a misdemeanor involving moral turpitude, (2) gross negligence or willful misconduct in the course of the participant’s employment with the Company resulting in demonstrable financial injury to the Company or (3) substantial and repeated failure (other than as a result of incapacity due to physical or mental illness) to perform the duties of the position held by the participant, as reasonably directed by the Company.

F.
“Change of Control” shall mean a transaction in which AGS, or all or substantially all of AGS’s business and/or assets, is sold or otherwise disposed of by WRC, whether by sale of AGS stock, sale of all or substantially all of AGS’s assets, merger or otherwise, but only if following such transaction AGS (or, as applicable, the successor to all or substantially all of AGS’s business and/or assets) is no longer an Affiliate of WRC.

G.	“Closing” shall mean the consummation of a Change of Control.

H.
“Company” shall mean AGS; provided, however, that in the event any person or entity succeeds to all or substantially all the Company’s business and/or assets, the term “Company” shall instead thereafter refer to such successor person or entity.

I.
“Covered Termination” shall mean (1) if a Closing occurs prior to January 1, 2006, the termination of the participant’s employment, during the period commencing on the Closing and ending on the Applicable Payment Date, by the Company other than for Cause (and other than due to death or Disability) or by the participant for Good Reason, or (2) if a Closing does not occur prior to January 1, 2006, the involuntary termination of the participant’s employment, during the period commencing on January 1, 2006 and ending on April 1, 2006, by the Company other than for Cause (and other than due to death or Disability).

J.
“Disability” shall mean the participant’s incapacity due to a physical or mental illness that has prevented the participant from being able to perform the essential duties of the participant’s position for an aggregate of 180 days in any consecutive 365-day period.

K.
“Good Reason” shall mean, following the occurrence of a Closing, (1) a reduction of the participant’s compensation as in effect immediately prior to the Closing, (2) an adverse change in the participant’s title, position, authority, reporting relationships and/or responsibilities from those in effect immediately prior to the Closing, (3) the material breach by the Company or any of its Affiliates of any individual agreement between the participant and the Company or any of its Affiliates relating to the participant’s employment, compensation and/or benefits, (4) the failure by the Company or any of its Affiliates to pay the participant any compensation or benefits due the participant, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied by the Company or any of its Affiliates promptly after receipt of notice thereof given by the participant or (5) a requirement that the participant relocate his/her principal place of employment to a location that is 40 miles or more from the participant’s principal place of employment immediately prior to the Closing; provided, however, that “Good Reason” shall not be deemed to exist unless the participant voluntarily terminates his/her employment within 90 days of the date on which the event giving grounds for “Good Reason” occurs or, if later, the date on which the participant becomes aware (or should reasonably have become aware) of the occurrence of the event giving grounds for “Good Reason”.

L.	“WRC” shall mean WRC Media Inc., or any successor person or entity thereto.

EXHIBIT A

Applicable Payment Date: If a Closing occurs prior to January 1, 2006, the first anniversary of the date of Closing; otherwise, April 1, 2006.

Stay Bonus: [ ]

Payment is subject to the conditions set forth in the program.

Restricted Period Expiration Date: [ ] following the Applicable Payment Date.